Press Release	Source: Fieldpoint Petroleum Co.

FieldPoint Petroleum Corporation to Complete Korczak Federal #1 in Lea County, New Mexico

March 14, 2005

Indications of Morrow Formation and Wolfcamp Formation

AUSTIN, Texas (Mar 14, 2005) / PRNewswire-FirstCall/ - FieldPoint Petroleum Corporation (OTCBB: - FPPC - News) announced today that total drilling depth of the Korczak Federal#1 has been reached. On Friday March 11, 2005, the Company and its partners reviewed the well logs and determined that there is enough indication of Morrow gas sand to move forward with completion. The well logs also show indications of an oil sand in the Wolfcamp formation.

The next step is to set pipe to a depth of approximately 13,618 feet and begin the completion process. The company will advise further upon establishment of initial flow rates and will release additional information and updates on the well results as appropriate. FieldPoint has a 14.0625% working interest in the Korczak Federal #1 carried to casing point and will have to pay its share of the completion cost. We estimate this cost net to FieldPoint to be approximately $90,000.

FieldPoint's President and CEO, Ray D. Reaves said, "We are excited to participate in the completion. If successful, this could lead to the drilling of several more wells on our leasehold and take FieldPoint to the next level in terms of revenue, earnings and reserves. In addition, we continue to explore other opportunities with the goal of continuing to build shareholder value."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com